EXHIBIT 10.4

AMEMDMENT TO EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”), effective December 20, 2016 (the “Effective Date”), amends the employment agreement (the “Employment Agreement”), dated as of December 1, 2015, between Joy Global Inc., a Delaware Corporation (the “Company”), and [●] (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Employment Agreement.
WHEREAS, the Company and the Executive wish to amend the Employment Agreement to make certain mutually agreed updates.
NOW, THEREFORE, the Employment Agreement shall be amended as follows, effective as of the Effective Date:

1.	The lead in language of Section 4 of the Employment Agreement is amended and restated in its entirety as follows:
If the Executive’s employment with the Company and its Affiliated Companies is terminated during the Employment Period (including a Termination of Employment that causes the Employment Period to end) (a “Qualifying Termination”), the Company shall pay the Executive within 30 days after the date of termination of employment (“Date of Termination”), to the extent not previously paid, the Annual Base Salary and, except with respect to a termination for “Cause” (as defined below), accrued vacation through Date of Termination. The Company shall also provide vested benefits under the written terms of the Company’s employee benefit plans (other than any severance plan) and shall have no other obligations to the Executive, except as provided below:

2.	The following language is deleted in its entirety from Section 5:
“Terminated in Anticipation of a CIC” means, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the CIC Date, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control.

3.	Section 9 of the Employment Agreement is amended by superseding and replacing clauses (a) and (d) with the language included below, and adding clauses (e) and (f) included below:

(a)    This Agreement and the payments contemplated hereby to be made by the Company to the Executive are intended to be exempt from, or comply with, Section 409A of the Code (“Section 409A”), and this Agreement shall be interpreted accordingly; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.
(d)    Any outplacement services are intended to be exempt from Section 409A and shall accordingly be limited to the extent described in Treas. Reg.§ 1.409A-l(b)(9)(v)(A).
(e)    Each such payment under this Agreement shall be considered to be a separate payment for purposes of Section 409A.
(f)     In no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the Date of Termination. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the

Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

4.	Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its existing terms.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first above written.

JOY GLOBAL INC. _____________________________________ Name: Title:
EXECUTIVE ______________________________________ Name: